As filed with the Securities and Exchange Commission on July 29, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

CELESTICA INC.

(Exact name of registrant as specified in its charter)

Ontario, Canada	5140 Yonge Street, Suite 1900	98-0185558
(State or other jurisdiction of incorporation or organization)	Toronto, Ontario, Canada M2N 6L7 (Address of principal executive offices)	(I.R.S. Employer Identification No.)

The Corporation Trust Company Corporation Trust Center 1209 Orange Street Wilmington, DE 19801 (302) 658-7581
(Name and address of agent for service)

CELESTICA INC. 2025 LONG TERM INCENTIVE PLAN

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering, with respect to the Celestica Inc. 2025 Long Term Incentive Plan (the “2025 Plan”), (i) 6,941,987 Common Shares and (ii) such indeterminate number of shares as may become available under the 2025 Plan as a result of the adjustment provisions thereof.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the recipients of the applicable grants, as required by Rule 428 under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which previously have been filed by the Registrant with the Commission, are incorporated herein by reference and made a part hereof:

1.	Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Commission on March 3, 2025;

2.	Definitive Proxy Statement on Schedule 14A filed with the Commission on April 29, 2025 (solely to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024);

3.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on April 24, 2025;

4.	Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the Commission on July 28, 2025;

5.	The description of the Common Shares contained in the Registrant’s Registration Statement on Form 8-A/A, filed with the Commission on April 25, 2024 and any amendment or report filed with the for the purpose of updating such description; and

6.	All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

[Not applicable].

Item 6. Indemnification of Directors and Officers.

Under the Business Corporations Act (Ontario), a registrant may indemnify a present or former director or officer or a person who acts or acted at the registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by that individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the registrant or other entity; provided that the individual acted honestly and in good faith with a view to the best interests of the registrant or, as the case may be, to the best interests of such other entity and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that the individual’s conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. An individual is entitled to indemnification from a registrant as a matter of right if the individual was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and the individual fulfilled the conditions set forth above. Under such Act, a registrant may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above, but the individual must repay the money if the individual does not fulfil the conditions set forth above.

In accordance with and subject to the Business Corporations Act (Ontario), the by-laws of the Registrant provide for indemnification of a director or officer of the Registrant, a former director or officer of the Registrant, or a person who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, and such person’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, if such person acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which such person acted as a director or officer or in a similar capacity at the Registrant’s request. Also, the by-laws provide that the Registrant may advance money to a director, officer or other person for the costs, charges and expenses of a proceeding referred to above, but the person shall repay the money if the person does not fulfill the conditions set forth above.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT NUMBER	DESCRIPTION
4.1	Certificate and Restated Articles of Incorporation effective April 25, 2024, incorporated by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K furnished April 25, 2024
4.2	Amended and Restated By -law 1, incorporated by reference to Exhibit 99.3 to the Registrant’s Report on Form 6-K furnished on February 28, 2024
4.3	2025 Long-Term Incentive Plan, incorporated by reference to Appendix B to the Registrant’s Preliminary Proxy Statement on Schedule 14A filed with the Commission on March 7, 2025.
5.1*	Opinion of Stikeman Elliott.
23.1*	Consent of Stikeman Elliott (included in Exhibit 5.1).
23.2*	Consent of KPMG LLP, independent registered public accounting firm.
24.1*	Powers of Attorney (included on the signature page of this Registration Statement).
107.1*	Filing Fee Table.

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Country of Canada, on the 29th day of July, 2025.

CELESTICA INC.

By:	/s/ Robert A. Mionis
Robert A. Mionis
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert A. Mionis, Mandeep Chawla and Douglas Parker, and each of them, as such individual’s true and lawful attorney in fact and agent with full power of substitution, for such individual in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney in fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney in fact, proxy and agent, or the individual’s substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated. This document may be executed in counterparts that when so executed shall constitute one registration statement, notwithstanding that all of the undersigned are not signatories to the original of the same counterpart.

SIGNATURE	TITLE	DATE

/s/ Robert A. Mionis	Director, President and Chief Executive Officer	July 29, 2025
Robert A. Mionis	(Principal Executive Officer)

/s/ Mandeep Chawla	Chief Financial Officer	July 29, 2025
Mandeep Chawla	(Principal Financial Officer and principal accounting officer)

/s/ Michael M. Wilson	Chair of Board and Director	July 29, 2025
Michael M. Wilson

/s/ Kulvinder (Kelly) Ahuja	Director	July 29, 2025
Kulvinder (Kelly) Ahuja

/s/ Robert A. Cascella	Director	July 29, 2025
Robert A. Cascella

/s/ Christopher W. Colpitts	Director	July 29, 2025
Christopher W. Colpitts

/s/ Françoise Colpron	Director	July 29, 2025
Françoise Colpron

/s/ Jill Kale	Director	July 29, 2025
Jill Kale

/s/ Amar Maletira	Director	July 29, 2025
Amar Maletira

/s/ Luis A. Müller	Director	July 29, 2025
Luis A. Müller

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